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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications
& Investor Relations
(703) 873-2390 (phone)
tdrennan@lcc.com


            LCC UNITED KINGDOM LIMITED ACQUIRES 51 PERCENT OF DETRON
                             NETWORK SERVICES B.V.


     ACQUISITION UNIQUELY POSITIONS DETRON LCC NETWORK SERVICES B.V. AS THE
       BENELUX'S FIRST INTEGRATED WIRELESS NETWORK DESIGN, DEPLOYMENT AND
                           MAINTENANCE SERVICES FIRM

MCLEAN, VIRGINIA, July 9, 2002 -- LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, announced today that its UK subsidiary, LCC UK Ltd. has acquired 51 percent of Detron Network Services B.V., a privately held telecommunications consultancy firm based in Den Bosch, Netherlands that specializes in the provision of deployment, management and maintenance services to the wireless industry in the Netherlands.

The new entity, Detron LCC Network Services B.V., consists of approximately 100 professionals providing site search and survey, negotiation and acquisition, obtaining of planning approval, feasibility study and detailed design, project management, site build, construction and contract monitoring, rigging and Health & Safety services for its customers in the Netherlands. For the eight month period ended December 31, 2002 Detron LCC is expected to produce revenues in excess of EUR 6.5 million or approximately $6 million.

Detron LCC Network Services B.V. has it roots in the former mobile division of Detron B.V., originally founded by George Banken in 1991 and was later acquired by the Landis Group N.V. In May 2002, the wireless practice was separated from


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Landis to focus on deployment and maintenance services for the wireless industry in the Netherlands. Since inception, Detron has been engaged by wireless operators such as O2 (formerly Telfort), Ericsson, Dutchtone, Nortel and Ben.

"We are delighted to be partnering with one of the most reputable wireless deployment teams in the Netherlands," said C. Thomas Faulders III, LCC's chairman and chief executive officer. "The combination of Detron's deployment capabilities and LCC's design expertise will allow us to locally provide end-to-end services for the first time to the Benelux market. Together with the deployment skills we acquired from SWT in the UK and Transmast in Italy, we will now be able to serve our European clients more effectively by providing a full range of consultancy and telecommunications outsourcing services, while retaining the vendor independence that the wireless community has come to rely upon."

Commenting on the strategic nature of the acquisition, George Banken, founder of Detron, said, "In today's ever-competitive market, operators are focusing on gaining market share and improving profitability which has resulted in several, once considered core tasks, to be outsourced. As a result, we are seeing an increased demand for companies that can offer turn-key and end-to-end solutions that deliver on-time and on-budget results. In addition, with 3G services now a reality in the Netherlands and neighbouring countries, companies that can ensure that networks perform to meet new service specifications are in more demand than ever. The new Detron LCC is very well equipped to provide carriers in the Benelux with state-of-the-art planning and deployment strategies and services required to stay competitive."

Carlo Baravalle, LCC's senior vice president of the Europe, Middle East and Africa region said, "LCC has provided network design, performance and optimisation services to most of the wireless operators in the Benelux region for many years. The addition of Detron's deployment service expertise enables us to enhance our services offering to our clients to now include local resources to be able to meet their growing demand for network deployment support. We are very pleased at how nicely this transaction complements our strategy of offering integrated planning and deployment services to our customers on a local basis. Our local strategy has been quite successful and we look forward to our customers benefiting from this new and leading alliance."



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The management team for the new company will consist of Stan Schreuder will serve as the managing director of Detron LCC Network Services B.V. Mr. Schreuder is a wireless industry veteran who spent more than ten years at Ericsson in various senior operations positions. After Ericsson, Mr. Schreuder led the telecom divisions of the former Detron for 6 years. Gerard Willemsen will support the Detron LCC team as its sales director. Mr. Willemsen is currently working at LCC as the sales director for the Benelux area and brings 15 years of wireless sales and account management experience from Nokia and Lucent. Ad Leitens will continue as operations director, looking after the daily management of operational activities of Detron LCC Network Services B.V."

ABOUT LCC:

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

ABOUT DETRON LCC NETWORK SERVICES B.V.:

The new wireless practice group of Detron LCC Network Services BV has been involved in work in the telecoms network implementation sector as part of other entities since 1991. Activities have included site search and survey, negotiation and acquisition, obtaining of planning approval, feasibility study and detailed design, project management, site build, construction and contract monitoring, rigging, Health & Safety, handover procedures etc. The Company's work in the sector involves surveyors, engineers, designers and administrators organised in client-dedicated teams whether that is for acquisition, design and build, or as an integrated turnkey project encompassing all relevant skills.



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STATEMENTS INCLUDED IN THIS NEWS RELEASE WHICH ARE NOT HISTORICAL IN NATURE ARE
FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING INCREASED DEMAND FOR THE COMPANY'S SERVICES, THE COMPANY'S ABILITY TO SECURE NEW BUSINESS, AND THOSE FACTORS HIGHLIGHTED IN LCC INTERNATIONAL, INC.'S ANNUAL REPORTS ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, WHICH COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY.



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